As filed with the Securities and Exchange Commission on October 7, 2005.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WebMD Health Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-2783228
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
WebMD Health Corp. 2005 Long-Term Incentive Plan
(Full title of the plan)

Douglas W. Wamsley
Executive Vice President,
General Counsel and Secretary
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stephen T. Giove, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share	offering price	registration fee
Class A Common Stock, par value $0.01 per share	2,934,874 4,195,700	$23.30(2) $17.50(3)	$68,382,564.20 $73,424,750	$8,642.09 $8,048.63 $16,690.72

(1)	This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 7,130,574 shares of common stock, par value $0.01 per share (the “Common Stock”) available for issuance under the WebMD Health Corp. 2005 Long-Term Incentive Plan (the “Plan”). In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Pursuant to Rules 457(h) and 457(b) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for a total of 2,934,874 shares of Common Stock is based on the average of the high and low prices of the Registrant’s Class A Common Stock reported on the Nasdaq National Market on October 4, 2005 and is estimated solely for the purpose of calculating the registration fee.

(3)	Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for a total of 4,195,700 shares of Class A Common Stock subject to outstanding options granted under the Plan on September 28, 2005 is based on the exercise price of the options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated as of their respective dates in this Registration Statement by reference:
     (a) The Registrant’s Prospectus (the “Prospectus”), dated September 28, 2005 and filed on September 30, 2005 pursuant to Rule 424(b) under the Securities Act, which relates to Registrant’s Registration Statement on Form S-1, (Registration No. 333-124832), as subsequently amended (the “Form S-1”), and the financial statements of MedicineNet, Inc. and of HealthShare Technology, Inc. included in Amendment No. 6 to the Form S-1.
     (b) The description of the Registrant’s Common Stock included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Registrant’s Form S-1, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 29, 2005 (Registration No. 000-51547 (the “Form 8-A”)).
          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not required.
Item 5. Interests of Named Experts and Counsel.
          As of August 30, 2005, Shearman & Sterling LLP owned an aggregate of 305,582 shares of the common stock of the Registrant’s parent, WebMD Corporation.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware provides in relevant part that a Delaware corporation (like the Registrant) may indemnify any person, including officers and directors, who is, or is threatened to be made a, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
          The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The indemnification provisions in the certificate of incorporation may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and key employees for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See attached exhibit index.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 6th day of October, 2005.

WebMD Health Corp.

By:	/s/ Anthony Vuolo

Name: Anthony Vuolo
Title: Executive Vice President and
Chief Financial Officer

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Anthony Vuolo, Douglas W. Wamsley and Lewis H. Leicher as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 6th day of October, 2005.

Signature	Capacity

/s/ Wayne T. Gattinella

Wayne T. Gattinella	Chief Executive Officer,
President and Director
(Principal Executive Officer)

/s/ Anthony Vuolo

Anthony Vuolo	Executive Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Martin J. Wygod

Martin J. Wygod	Director

/s/ Mark J. Adler, M.D.

Mark J. Adler, M.D.	Director

/s/ Neil F. Dimick

Neil F. Dimick	Director

Jerome C. Keller	Director

/s/ James V. Manning

James V. Manning	Director

/s/ Abdool Rahim Moossa, M.D.

Abdool Rahim Moossa, M.D.	Director

/s/ Stanley S. Trotman, Jr.

Stanley S. Trotman, Jr.	Director

EXHIBIT INDEX

Number	Title of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Form 8-A).

4.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 99.2 of the Registrant’s Form 8-A).

4.3	WebMD Health Corp. 2005 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.27 of the Registrant’s Form S-1).

*5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of J.H. Cohn LLP.

*23.3	Consent of Shearman & Sterling LLP (contained in Exhibit 5).

*24	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.